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     FINAL TRANSCRIPT
CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
Event Date/Time: Aug. 08. 2007 / 1:00PM ET

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FINAL TRANSCRIPT
Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
CORPORATE PARTICIPANTS
Tony Ebersole
Coeur d’Alene Mines — Director Investor Relations
Dennis Wheeler
Coeur d’Alene Mines — Chairman, President, CEO
Jim Sabala
Coeur d’Alene Mines — EVP, CFO
Don Birak
Coeur d’Alene Mines — EVP Exploration
Harry Cougher
Coeur d’Alene Mines — SVP North American Operations
CONFERENCE CALL PARTICIPANTS
Mike Curran
Royal Bank — Analyst
John Bridges
JPMorgan — Analyst
Roman York
- Private Investor
PRESENTATION
Operator
Good afternoon, my name is Jennifer, and I will be your conference operator today. At this time, I would like to welcome everyone to the Coeur d’Alene Mines second quarter 2007 earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. (OPERATOR INSTRUCTIONS) Thank you.
Mr. Tony Ebersole, you may begin your conference.

Tony Ebersole - Coeur d’Alene Mines — Director Investor Relations
Good day, everyone. I’m Tony Ebersole, Director of Investor Relations for Coeur. Thank you for joining us on today’s call to discuss the Company’s results for the second quarter 2007. In accordance with our standard practice, this call is also being broadcast live on the Internet through our web site, www.Coeur.com. Where we have also posted the slides that accompany our prepared remarks. Telephonic replay of the call will be available for one week afterward on our web site.
Today’s presenters include Dennis Wheeler, Chairman, President and Chief Executive Officer, Jim Sabala, Executive Vice President and Chief Financial Officer, and Don Birak, Senior Vice President Exploration. Also available is Richard Westen, Senior Vice President of Operations.
Any forward-looking statements made today by management come under the Securities Legislation in the United States and Canada and involve a number of risks that could cause actual results to differ from projections.
With that, I would like to turn the call over to Dennis.

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Thanks, Tony. Before commenting on the second quarter results, I would like to first make note of a transition at Coeur that has taken place this month. Coeur’s Senior Vice President, Harry Cougher, is retiring after more than 40 years in the mining business, the past seven of which were with Coeur and most recently the head of North American mining operations. Harry is a legendary figure in the north Idaho’s mining industry, starting with the Broken Hill Mine here about 40 years ago, and in 2001, we were able to persuade Harry to bring his talents to Coeur’s Silver Valley. I don’t think there is a more knowledgeable or respected person in our mining industry, and especially when it comes to underground mining. We miss Harry as a colleague and a friend, and certainly wish him the best.
Richard Westen has already transitioned into Harry’s position. He is formerly the head of Coeur’s Australian operations, a mining engineer with more than 30 years of operations and project development experience, most recently gained through his work at [Baric] and Coeur. And in addition to seeing our — overseeing our operations, Richard is heading up the joint project development committee established for the Bolnisi Palmarejo transactions, our newest avenue for growth. We look forward, clearly, to Richard’s leadership and his future participation in these conference calls.
Now, let’s talk about our second quarter results. Net income close to $12 million with operating cash flow of $11.5 million, with cash and short-term investments remaining very healthy at $272 million, more than enough to fund the completion of our growth projects. Production, especially of gold ounces, is expected to accelerate through the remainder of the year, with steadily improving cash costs. Of course, our metal markets remain strong, and at levels that enable the Company to generate good earnings and cash flows.
We’re very pleased today to report that our expanded investment in our exploration program has returned significant reserve increases at both Cerro Bayo and Martha mines at mid year. And in addition, we confirmed this last quarter the San Bartolome reserve increased to 155 million silver ounces, and the mineral resource increased there to 32.3 million silver ounces. In the first six months of this year as a consequence of this expanded program, silver reserves have increased 64% at Cerro Bayo and 49% at Martha, and gold reserves have increased 46% at Cerro Bayo, and 43% at Martha. I think more importantly, these results evidence the meaningful evolution that has been taken steadily place in the entire Coeur Chilean and Argentinian exploration programs which now are built on years of geological information, leading to consistent new discoveries.
Our new mine construction projects are progressing well, with San Bartolome recently surpassing 1.3 million hours without a loss time accident. Remaining on track for an early first quarter 2008 commencement of production, at levels of 9 million ounces of silver production annually. San Bart represents a 75% increase in company-wide silver production levels. In Alaska, the surface plant facilities at Kensington are set for full completion this month and our main mine tunnel was completed in July. In Martha at Argentina, construction is well along and on schedule at our new stand-alone mill with completion there scheduled for the fourth quarter.
And finally, the next step in Coeur’s global growth continues to advance with good progress on the acquisitions of Bolnisi Gold and Palmarejo Silver and Gold Corporation, expected to close in the fourth quarter. Despite the complexity of three companies in three different countries, the regulatory filings are expected to be made this month in the United States, Australia, and Canada.
If you take a look at slide 5 and 6, you see the strong metal sales and improved metals price environment that we benefited from and experienced in the second quarter. We do expect gold and silver productions to accelerate through the remainder of this year, with continuing declines in cash costs per ounce. Clearly, we expect these metals markets to remain strong in our niche for gold and silver. Enabling us to continue to generate good earnings and cash flows.
On slide 7 and 8, you show the impact of the recent reserve increases at Cerro Bayo and Martha from the beginning of the year. We’re definitely pleased with the evolution of our reserve development program and our land packages around our south American mines. We continue with our aggressive exploration effort through the rest of this year, and we do project that we

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
will achieve additional gains in mineral reserves to further expand the mine lives of our south American mines, our young mines, as well as find new deposits to develop further reserves. The exploration success seen at Martha will also have a direct benefit to our stand-alone mill facility expected to be completed by the end of the year.
With regard to Bolnisi and Palmarejo, you see in slide 9 our progress with this transaction. We remain very excited about this transaction, which we expect, with the addition of the world class Palmarejo silver and gold project located in northern Mexico, will establish Coeur as the clear leader in the silver mining industry. This transaction will dramatically increase production reserves, resources, decrease our company-wide cash costs meaningfully, and introduce long life asset to our portfolio. These compelling benefits, combined with our other internal growth initiatives, continue to represent an aggressive growth strategy designed to generate future value for our shareholders.
A project development committee has been formed for the Palmarejo-Bolnisi transaction and key Coeur personnel are serving as interim managers on the ground to advance appropriately the construction at Palmarejo. The committee is initially focusing on the development of the Rosario deposit as an open pit smaller mine, and there is also a focus on developing an underground mine scenario. Of course, during our second quarter, we completed our due diligence under the terms of the merger agreement with Bolnisi, and remain on track to complete the transaction in the fourth quarter of this year. Clearly, we’re excited to have Palmarejo and its future inclusion into our portfolio at Coeur.
On that note, I am going to turn the presentation over to Jim Sabala to talk in more detail about each of our properties, and then Don Birak, in charge of our worldwide exploration, is going to tell you more about our exploration successes the first six months of this year at our south American mines and elsewhere. Jim?

Jim Sabala - Coeur d’Alene Mines — EVP, CFO
Thank you, Dennis. At our Rochester mine in Nevada, silver production was slightly higher than the previous year’s second quarter. Cash costs decreased to $2.54 per ounce compared to $2.61 per ounce in the year earlier period. Cash costs also declined 48% from the first quarter of this year, which is the trend the Company expects to continue during the second half of the year. Gold production was lowered in the recent quarter compared to a year ago as anticipated in the heat bleach model due to residual leaching.
At the Cerro Bayo mine in Chile, silver production was lower and gold production was higher as compared to the second quarter of 2006. Silver production was down as a consequence of conditioned experience during the Company’s transition into wider mineralized zones, which are more amenable to mechanized mining methods, a process that commenced late in the second quarter of 2007. Both silver and gold production levels are expected to increase for the remainder of the year, with lowering cash costs.
At our Martha mine in Argentina, silver and gold production were above the levels of the year-ago quarter and sharply above the levels of the first quarter of 2007, due to the efficient mining of higher grade ores and an increase in tons mined. Silver and gold production was up nearly 30% both from the previous quarter and from the second quarter last year. Silver cash costs were up slightly in the recent quarter from the year ago period due to higher labor costs and taxes, including increased royalties that result from the benefit we are receiving from higher metal prices realized in the second quarter of 2007, compared to the first quarter of 2006. Significant construction progress was made on the new $13.9 million mill facility at Martha, which is expected to be operational by the end of the year.
At the Endeavor mine in Australia, silver production increased by 54% from the second quarter of last year, with cash operating costs modestly higher at $2.91 per ounce, due to higher smelting and refining charges. The mine continues to show production improvement since last fall. Production levels are expected to continue to show improvement as the mine development accelerates into the fourth quarter of 2007, with the expectation of sustaining those levels thereafter. As of June 30, 2007, Coeur has received approximately 1.1 million ounces of cumulative production from the Endeavor mine. So far, Coeur has already

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
recovered 43% of its initial investment in Endeavor, and the mine has sufficient resources to ensure fulfillment of its contractual commitment to Coeur.
At the Broken Hill mine in Australia, silver production was 476,000 ounces, which was 57% higher than the first quarter of 2007. Cash costs were $3.20 per ounce of silver, which was consistent with this year’s first quarter period. So far, Coeur has already recovered 67% of its initial investment in Broken Hill, and again, the mine has sufficient resources to ensure fulfillment of its contractual commitment to Coeur.
The Company continues to have a very solid financial position. We ended the second quarter with more than $272 million in cash and short-term investments. A total of nearly 58 million was spent in the second quarter, principally on construction activities at San Bartolome, Kensington, and the new mill at Martha. Even before consideration of the positive cash flow that we’re generating, this is clearly more than adequate to address our remaining capital needs this year, which we expect to be about 172 million, again mainly devoted to construction at the three projects just mentioned, and sustaining CapEx. The Company has sufficient liquidity to complete all its current projects as well as the Palmarejo project.
And with that, I would like to turn the presentation over to Don Birak, to take you through the recent exploration results.

Don Birak - Coeur d’Alene Mines — EVP Exploration
Thanks, Jim. As Dennis mentioned earlier, the Coeur exploration program, which is at one of its highest historic budget levels this year, has returned very positive results in the first half of the year. In our reserve development program, over 8400-meters of drilling took place at Cerro Bayo, and Martha during the quarter. Cerro Bayo contained proven and probable mineral reserves, increased to 9.3 million silver ounces and 157,000 gold ounces at mid year, which, taking into account the first half production resulted in a 64% increase in silver ounces, and a 46% increase in gold ounces, relative to year-end 2006. At the high grade Martha mine, contained proven and probable mineral reserves increased to 7.6 million silver ounces and 10,500 gold ounces at mid year. This again is 49% increase in silver ounces and a 43% increase in gold ounces relative to year end 2006.
In addition to these reserve development activities over 12,500-meters were drilled at Cerro Bayo and Martha to discover and define new mineral resources. A significant outcome of this work was discovery of three new vein systems, Dagny, Fabiola, and Coyita, these three veins are located less than 1 kilometer east of the Cerro Bayo mill facility. At quarter’s end, a total of 5 holes were completed on Dagny all of which encumbered ore grade, silver and gold. Drilling continues in the area and I’m pleased to report favorable new results from this work as you will see in the following three slides.
The first slide is a map of the location of the new veins and significant new data. Note the good drill results from a hole at Fabiola just completed west of Dagny. The next slide is a photo of a second quarter co-hole from Dagny with analytical results shown. This high grade intercept occurs 100-meters below baron veins that were exposed on surface.
Finally in slide 19, you can see a long section of the drilling and intercepts at Dagny. 18 core holes have been drilled to date, with an average 1.7-meters in width, 900-meters in strike, and average grades today of nearly 800 grams of silver, and 5 grams of gold. We are quite pleased with these new results and we continue to drill the new veins to find resources and explore for more veins in this prolific district. You may review all of the Dagny drill results attached at the end of this presentation.
As Dennis mentioned earlier, the success we’ve had at Cerro Bayo represents an evolution of the entire exploration program in Chile and Argentina where we are building on years of geologic knowledge. Evolving program, which has incorporated new geologic models and exploration tools, results in steady growth and mineral reserves even as the mine continues with gold and silver.
Similarly in slide 21 we are quite pleased with the results of the exploration at Martha. This also represents an evolution of our geologic exploration ideas and technology. Model this data, you can see why we are confident we can discover new silver and

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
gold barring veins and achieve additional gains in mineral resources and reserves to extend the mine lives of both Cerro Bayo and Martha.
We’ve also commenced a new exploration effort at our Rochester mine in Nevada which has produced over 119 million silver ounces, and 1.4 million gold ounces for Coeur since inception in 1986. This program is designed to identify all opportunities for new ore that may be conducive for processing in the current crushing and leaching facilities, and to test new targets for their potential to host high-grade silver and gold deposits. Commencing in June, this work has already identified drill targets for testing later this year.
Finally, I would like to recognize an achievement in safety awarded to our exploration team in Chile. Recently, the Chilean Safety Association, a non-profit organization with oversight on workplace safety and health, awarded our team [paritary] action award. This award was made to our team in recognition of their proactive steps to promote safe working conditions and risk prevention.
With that, I will turn the call back over to Dennis for an update on Kensington and San Bart. Dennis?

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Turning to slides 22 through 24 you’ll note the progress of San Bartolome. At San Bartolome, the work crew is consisting almost entirely of Bolivian workers, continue to efficiently build this major project, while surpassing safety milestones. At the end of July, they had exceeded and incredible 1.3 million man hours without a loss time accident, with 1 million hours being a benchmark milestone for the mining industry, and a record that continues to advance as we speak. We are very proud of this effort by the workers and contractors and employees at Coeur in Bolivia. I think San Barts demonstrated Coeur’s worldwide approach to standards, including mine safety. While we are not only bringing good, well paying jobs to the people of Bolivia, but doing it in a safe and recognized productive work environment. Construction basically remains on schedule at San Barts, with high quality and results with commercial production expected to begin in February at the annual 9 million ounces of silver annualized silver production rate.
On slides 23 and 24 you see some of the recent construction activities continuing at San Bartolome. On a related note, we were pleased to see, as a consequence of developments this last week, that the Bolivian government is moving the country toward mining tax certainty, one of our key objectives this year. The lower house of the Bolivian congress passed mining tax legislation last week and the bill is now in the hands of the senate. Although it’s not yet perfect, the legislation approaches the 50/50 split of net profits, which was the milestone that has been consistently set and talked about by the government for several months. Importantly, the current government proposal also give Coeur credit for production a bullion product within the country of Bolivia, in other words, a value-added approach to our San Bartolome mine.
We have completed some important construction milestones at Kensington in Alaska. In July, our fine work force achieved break-through and completed the 2.5-mile tunnel, between the Kensington and Jualin properties, where the mill and processing facilities are located. The processing plant and mill are completed, and the balance of the remaining surface plant and facilities work is scheduled for completion this month. As you can see, our team at Kensington has done a first class job in building a state of the art facility designed to operate at the highest environmental standards. With regard to the Kensington litigation, we are continuing to pursue every option, including ongoing engaging in discussions with the environmental organization plaintiffs. Hopefully leading to a resolution of the Kensington litigation to enable the mine to receive — to proceed to the production level.
With regard to the metals markets, we are confident that our markets for gold and silver will remain strong. We continue to be quite bullish here at Coeur about the long-term prospects for the silver market. Clearly, investor demand for silver remains strong, and the consensus, the broad consensus of the analysts around the world seem to be centering on average silver prices sustained at nearly $13 an ounce this year, and an expectation that the long-term fundamentals of a gap between mine supply

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
and world growing demand for this most widely used metal will continue in the future, with industrial demand for uses such as electronics, and medical uses continuing to expand in the strong Asian markets as well.
Very few new primary silver mines are coming to production in this world to meet this demand, and help offset the decline for mature mines. And we’re proud at Coeur that the Palmarejo silver project is one of the leading new primary silver mines on the drawing boards today, with San Bartolome being another. Having these two mines in our portfolio truly distinguishes Coeur as the future primary silver mining company in the world, with industry-leading growth and production on the horizon.
So what do we need to accomplish here for the balance of this year? Our plan focus will remain on expecting strong operating performance and significant company transforming developments. We do expect gold production to exceed production levels of the first half with additional production and cost improvements at Cerro Bayo. A lot of work has been devoted to this effort. Cash costs are expected to continue to decrease at Rochester. And with the filing of our proxy statement expected near the end of this month, we continue to smartly move forward the Bolnisi and Palmarejo transactions toward the fourth quarter closing.
All of the Kensington surface processing facilities are going to be completed. And I can assure you we remain dedicated and committed to resolving this litigation so the mine can begin production. We remain basically on track at San Bartolome for our estimated February 2008 start-up. And our stand-alone mill project in Martha is scheduled for completion in the fourth quarter.
Finally, as a consequence of our expanded drilling program investments, and continuing in south America, we look to further increase our mineral reserves and resources. And capping our growth this year will be the completion of the Bolnisi and Palmarejo transactions, which we expect will vault the Company to our next dramatic level of silver production and growth.
That concludes our formal comments for today, and we will be happy to take your questions now.

QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS) We will pause for just a moment to compile the Q&A roster. Your first question comes from Mike Curran with Royal Bank.

Mike Curran - Royal Bank — Analyst
Good afternoon, gentlemen. I was just wondering if you could give — I’ve never seen the size of the new mill that you’re planning for Martha. Can you give us the tonnage either tons per day or tons per year?

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
The tonnage is about 220 to 240 tons per day, Mike.

Mike Curran - Royal Bank — Analyst
Great, thanks.

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
Operator
(OPERATOR INSTRUCTIONS) Your next question comes from the line of John Bridges with JPMorgan.

John Bridges - JPMorgan — Analyst
Hi, Dennis, everybody. Just wondered — could you give us a bit of a walk-through of what this legislation in Bolivia on the tax changes breaks out to?

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Well, the government sometime ago, Mike, announced, or John, announced that they were seeking a new tax mining scheme for the country that would result in a basic 50/50 split of net profits. They are close to that with this proposal as it heads into the Senate, and this is a milestone that we have continuously focused on at Coeur in terms of our analysis for San Bartolome, and we are expecting that at these levels San Bart’s would have a robust return on investment for the Company. I think I indicated to you we don’t view the proposal as being perfect yet, and we’re going to continue to seek further refinements in it.
But we’re quite pleased that there is a recognition of our value-added contribution producing a [dory] bullion on site at San Bartolome and some other matters that are being talked about, and I think that is probably about all I should say today. We are clearly more pleased than last quarter that we now have the government, by all appearances, moving toward tax certainty in Bolivia, which of course has been the major item that we needed to clarify with regard to San Bartolome.

John Bridges - JPMorgan — Analyst
Well, we would applaud that, too. But the 50%, is this before royalties or after royalties?

Jim Sabala - Coeur d’Alene Mines — EVP, CFO
It is after it, John. That is the complete load of all government taxes and royalties on the project.

John Bridges - JPMorgan — Analyst
Okay. And you get some sort of credit for value-adding within country?

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Under the present proposal, that’s right, John.

John Bridges - JPMorgan — Analyst
Okay. Does the super-tax go away? The, the windfall tax thing they’ve got?

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
I don’t know about the specifics of the package yet, as it heads into the Senate, John. We haven’t seen the final version. I’m giving you our current updated report. And we’re in the process of taking a closer look at it. Clearly, the major items that impact San Bartolome are addressed in our comments here today.

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
John Bridges - JPMorgan — Analyst
Okay. Rochester, you’re still loading the pads there. When do you think that is going to finish? Or is Don going to surprise you with a new deposit there?

Harry Cougher - Coeur d’Alene Mines — SVP North American Operations
Well, this is Harry Cougher. The current plan, of course, is we’ve only got pad capacity to get us through August of — well, at the end of this month, and the mining will be curtailed, and — but the exploration will continue, and Don can comment on that, but you might expect, with the permitting processes that are involved there, that it would — we will not be able to continue the mining operations while the exploration is going on. We will be in a residual leach starting in September.

John Bridges - JPMorgan — Analyst
Okay.

Don Birak - Coeur d’Alene Mines — EVP Exploration
Maybe I will follow up on that a little bit, Harry, if you don’t mind, the exploration is generating some really exciting new targets at Rochester, in and around the current operations, both as we said earlier, for some potential new heap leachable ore, but I’m really pleased with the results coming out with some high grade structures that we come up and drill testing those later this year. So watch for some new results.

John Bridges - JPMorgan — Analyst
What has caused this to happen now? Because it is a little bit late in the day.

Don Birak - Coeur d’Alene Mines — EVP Exploration
Well, I can say that we probably were focusing totally on heap leach and not really recognizing the potential for other things there, too, and as we progressed the mine down, down, we are seeing the structures that feed into this large low grade bulk tonnage deposit are very persistent, and I’m hoping that is going to turn into new discoveries that can be put into the production pipeline.

John Bridges - JPMorgan — Analyst
So is this something which comes about because of the likelihood of a sustained higher silver price?

Don Birak - Coeur d’Alene Mines — EVP Exploration
I think that is part of it. It is always good when you’ve got an existing operation to see what you can do to extend the life. Where is the best place to find silver and gold? Well hopefully, right next door to where you have it.

John Bridges - JPMorgan — Analyst
Okay. Well done. And congratulations on the safety record. A very topical thing today.

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Thank you.

Operator
(OPERATOR INSTRUCTIONS) Your next question comes from [Roman York], he is a private investor.

Roman York - — Private Investor
I’m just wondering, over the years, there was a significant dilution of shareholders equity. Do you have any plan to halt this additional dilution of shares so that the shareholders who have been patient with you can realize some value?

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Well, if you mean by dilution an increase in the outstanding number of shares of the Company, that is certainly correct. And of course, we take a look at all of our acquisitions here at Coeur, including Palmarejo, Bolnisi, and balance the consideration that we pay for those assets against the expectation of growth and added value that that will bring for the shareholders of the Company. So we will continue to keep our balance sheet strong, and healthy, and we will continue to evaluate the opportunities in the future to determine the best way to finance those. I think it is important to keep in mind, however, my earlier comments, that we do have in place sufficient cash resources today on hand to complete our three major projects that are in our portfolio as we sit here.

Roman York - — Private Investor
And can I have a follow-up question?

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Sure.

Roman York - — Private Investor
I’m just wondering, what are you doing to attract more individual ore? Pardon me, institutional investors to watch CDE?

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Well, we’ve had a significant growth overall in our institutional holding over the last year, and I think that is primarily a recognition of the growth profile of the Company, and the resolution of certain issues like the progress of San Bart’s in Bolivia, our other value initiatives in terms of reserve addition, et cetera, to the Company. But the overall plan that we set forth at the start of the year that seems to be working reasonably well.

Roman York - — Private Investor
Thank you.

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Aug. 08. 2007 / 1:00PM, CDE — Q2 2007 Coeur d’Alene Mines Earnings Conference Call
Operator
There are no further questions at this time. I would now like to turn the call back over to management.

Dennis Wheeler - Coeur d’Alene Mines — Chairman, President, CEO
Thank you, Operator. We would like to thank all of you for joining us on today’s call. And your ongoing interest in Coeur. We are focused and committed here to remaining the leading primary silver producer in the silver sector, and I can assure you, we will remain focused on the execution of our long-term strategy, which we’ve talked about with you through the year, with a single goal of maximizing value for all of our shareholders. So, thank you. And have a pleasant day.

Operator
This concludes today’s conference call. You may now disconnect.

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Additional Information
The proxy statement that Coeur plans to file with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators and mail to its shareholders will contain information about Coeur, Bolnisi, Palmarejo, the Palmarejo project, the proposed transaction and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the proposed transaction. In addition to receiving the proxy statement from Coeur by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the proposed transaction will be set forth in the proxy statement. The Coeur shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant